Computation of Per Share Earnings
                                   Exhibit 11
                                   (Unaudited)
                         (in thousands, except EPS data)

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
                                                              Three Months Ended                   Six Months Ended
                                                                   June 30,                             June 30,
                                                          ----------------------------        ----------------------------
                                                               1995           1996                1995            1996
                                                          -------------  -------------        ------------   -------------
Net Income                                                $        615   $        861         $     1,179    $      1,867
                                                          ============   ============         ===========    ============

Weighted average common shares outstanding                       3,958          4,367               3,620           4,260

Common equivalent shares:

  Shares issuable upon exercise
    of stock options (1)                                           236            330                 195             277

  Convertible preferred stock                                        0            696                   0             725
                                                          ------------   ------------         -----------    ------------

     Total weighted average shares - primary                     4,194          5,393               3,815           5,262
                                                          ------------   ------------         -----------    ------------

Fully diluted incremental shares:

  Stock options (calculated using the higher
    of end of periof or average market value)                       68              0                  86               4

  Convertible subordinated debentures                              597            485                 599             532
                                                          ------------   ------------         -----------    ------------

     Total weighted average shares - fully diluted               4,859          5,878               4,500           5,798
                                                          ------------   ------------         -----------    ------------
Primary net income per common and
  common equivalent share                                         0.15           0.16                0.31            0.35
                                                          ------------   ------------         -----------    ------------
Fully diluted net income per common and
  common equivalent share                                         0.13           0.15                0.26            0.32
                                                          ------------   ------------         -----------    ------------


(1) Amount calculated under the treasury stock method and  fair market value for stock
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